FREIT Announces Declaration of Special, Extraordinary, Non-Recurring Distribution of $7.50 Per Share

HACKENSACK, NJ, August 4, 2022 – On August 4, 2022, First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”) announced that its Board of Directors declared a special, extraordinary, non-recurring cash distribution of $7.50 per share. The distribution is payable on August 30, 2022, to stockholders of record on August 16, 2022 (ex-dividend date August 15, 2022).

This distribution represents most of the after-tax proceeds of FREIT’s previously reported extraordinary sale of its portfolio of Maryland properties in December 2021 and January 2022.

Cautionary Statements Regarding Forward-Looking Information

The declaration of ordinary cash dividends in the future is subject to final determination each quarter by the Board of Directors based on a number of factors, including FREIT’s financial performance and its available cash resources. For these reasons, as well as others, there can be no assurance that dividends in the future will be equal or similar to the extraordinary distribution described in this release or that the Board of Directors will not decide to suspend or discontinue the payment of cash dividends in the future.

The forward-looking statements in this release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time.

Certain risks and uncertainties, in addition to other risks, are more fully described in FREIT’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021, and readers of this release are urged to review the discussion of those risks and uncertainties that are contained in that report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this release or as a result of new information, future events or otherwise.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com